Exhibit 6.19

FIRST AMENDMENT

This First Amendment is entered into this May 5, 2010 ( the "Effective Date") and amends the Exclusive Patent License Agreement dated October 30, 2006 by and between the Massachusetts Institute of Technology, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139, U.S.A. ("M.I.T."), and Myomo, Inc., a Delaware corporation having its principal office at One Broadway, 14th floor, Cambridge, Massachusetts 02142 ("COMPANY").

WHEREAS, M.I.T. and COMPANY entered into an Exclusive Patent License Agreement with Effective Date of October 30, 2006 (''the LICENSE AGREEMENT") for the commercialization of the PATENT RIGHTS described in Appendix A of the LICENSE AGREEMENT;

WHEREAS COMPANY has requested to amend the LICENSE AGREEMENT with the purpose of modifying certain diligence requirements from Section 3.1 of the LICENSE AGREEMENT;

WHEREAS, M.I.T. agrees to modify the LICENSE AGREEMENT.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties agree as follows:

1. Section 3.1 (f) shall be deleted in its entirety and replaced with the following:

(t) COMPANY shall generate minimum revenue according to the following schedule:

2010	$200,000
2011	$250,000
2012	$500,000
2013 and each year thereafter	$750,000

2. Section 3.l(g) shall be added as the following:

(g) COMPANY shall introduce a home version of a LICENSED PRODUCT on or before December 31, 2010.

3. Section 3.l(h) shall be added as the following:

(h) COMPANY shall expand distribution of a LICENSED PRODUCT to 10 major metropolitan areas on or before December 31, 2011.

4. Section 3.l(i) shall be added as the following:

(i) COMPANY shall expand distribution of a LICENSE PRODUCT to at least one country outside of the United States on or before December 31, 2012.

In the event that M.I.T. determines that COMPANY (or an AFFILIATE or SUBLICENSEE) has failed to fulfill any of its obligations under this Section 3.1, then M.I.T. may treat such failure as a material breach in accordance with Section 12.3(b).

5. Except as specifically modified or amended hereby, the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment the day and year set forth below:

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		MYOMO, INC.

		By	/s/ Steve Kelly
		Name	Steve Kelly

Name	JOHN H. TURNER, JR	Title	CEO
Title:	Associate Director	Date:
Technology Licensing Office		5/19/2010
Date: May 25, 2010